Exhibit 10.6.4

Summary of 2019 Incentive Plans

On December 18, 2018, the Human Resources Committee (the “Committee”) of the Pinnacle West Board of Directors (the “Board”) approved the Pinnacle West 2019 CEO Annual Incentive Award Plan (the “PNW Plan”), which provides an incentive award opportunity for Donald E. Brandt, the Chairman of the Board, President, and Chief Executive Officer of Pinnacle West and the Chairman of the Board and Chief Executive Officer of APS.  On December 19, 2018, the Board, acting on the recommendation of the Committee, approved the APS 2019 Annual Incentive Award Plan (the “APS Plan”), which includes an incentive award opportunity for James R. Hatfield, Executive Vice President and Chief Financial Officer of Pinnacle West and APS and the APS 2019 Annual Incentive Award Plan for Palo Verde Employees (the “Palo Verde Plan”), which includes an incentive award opportunity for Robert S. Bement, Executive Vice President and Chief Nuclear Officer of APS.

No incentive payments will be awarded under the PNW Plan or the APS Plan unless Pinnacle West, with respect to Mr. Brandt, or APS, with respect to Mr. Hatfield, each achieves a specified threshold earnings level.  The Committee will evaluate the impacts of unusual or nonrecurring adjustments to earnings in determining whether any earnings level has been met for purposes of the PNW Plan and may make adjustments to reflect such impacts. Earnings impacts of actions of the Arizona Corporation Commission ("ACC") in the PNW Plan year are excluded.

Mr. Brandt’s incentive award opportunity is based 62.5% on Pinnacle West’s 2019 earnings, and 37.5% on the achievement of performance goals established for all business units of APS. Mr. Brandt has an award opportunity of 50% of his base salary if the threshold earnings level is met. If Pinnacle West’s 2019 earnings exceed the threshold level, Mr. Brandt’s award opportunity increases proportionately by up to an additional 75% of his base salary. To the extent certain business unit performance goals are met, Mr. Brandt has a further award opportunity of up to 75% of base salary. The business unit performance indicators for Mr. Brandt are in the functional areas of customer service, transmission and distribution, fossil generation, corporate resources and performance of the Palo Verde Generating Station. In no event may Mr. Brandt’s award exceed 200% of his base salary.

The award opportunities for Mr. Hatfield under the APS Plan are based on the achievement of specified 2019 APS earnings levels and specified business unit performance goals.  Mr. Hatfield has a target award opportunity of up to 75% of his base salary.  Mr. Hatfield may earn less or more than the target amount, up to a maximum award opportunity of 150% of base salary, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance.  The business unit performance indicators that will be considered for Mr. Hatfield are derived from the APS critical areas of focus, as provided in its “Core” strategic framework, in the functional areas of employees, operational excellence, and shareholder value.  The Committee may adjust targets under the APS Plan to reflect unanticipated events or unusual or nonrecurring adjustments to earnings that arise in the APS Plan year, including ACC rate-related impacts on earnings.

The award opportunity for Mr. Bement under the Palo Verde Plan is based on the achievement of specified 2019 APS earnings levels and specified business unit performance goals. No incentive payment will be awarded to Mr. Bement under the APS earnings portion of the Palo Verde Plan unless Palo Verde achieves specified business unit performance goals and APS achieves a target threshold earnings level.  The business unit performance indicators for Mr. Bement under the Palo Verde Plan are in the functional areas of employees, operational excellence, performance improvement and shareholder value.  Mr. Bement has a threshold award opportunity of 18.8% of his base salary, a target of 75% of his base salary, and up to a maximum of 150% of his base salary, depending on the achievement of the earnings and business unit performance goals, separately or in combination, and before adjustment for individual performance.

Exhibit 10.6.4

Any awards for Messrs. Brandt, Hatfield and Bement are subject to potential forfeiture or recovery to the extent required by the Company’s clawback policy.